Exhibit 4.1
AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT
This Amendment to the Amended and Restated Rights Agreement (the “Amendment”) is entered into as of November 12, 2009 by and between AmerisourceBergen Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon (formerly known as The Bank of New York Company, Inc.), a New York banking corporation (the “Rights Agent”).
Background
A. The Company and the Rights Agent are parties to the Amended and Restated Rights Agreement, dated August 27, 2001, as the same was amended and restated, effective as of September 29, 2003, for the purpose of appointing The Bank of New York Company, Inc. as successor to Mellon Investor Services LLC, as Rights Agent (the “Rights Agreement”);
B. The Company’s Board of Directors has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein;
C. Pursuant to Section 26 of the Rights Agreement and resolutions adopted by the Company’s Board of Directors on November 12, 2009, the Company has elected to exercise its discretion to amend, and has directed the Rights Agent, to amend the Rights Agreement as contemplated by this Amendment, to provide, among other things, for the expiration on November 20, 2009, of the Rights issued under the Rights Agreement; and
D. In connection with such amendment, the Rights Agent has received from the Company the certificates and instructions contemplated by Section 26 of the Rights Agreement.
Accordingly, the parties, intending to be legally bound, agree as follows:
1. Amendment. Section 7(a) of the Rights Agreement is hereby amended by deleting clause (i) thereof and replacing it in its entirety with the following:
“(i)	the Close of Business on November 20, 2009 (the “Final Expiration Date”) and”
2. Expiration of Rights and Obligations. The Rights and all rights and obligations of the holders thereunder or with respect thereto shall expire and terminate on the Final Expiration Date. The Rights Agreement and all rights and obligations of the Company and the Rights Agent thereunder or with respect thereto shall expire and terminate on the Final Expiration Date.
3. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as amended by this Amendment, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment.

4. Governing Law. This Amendment shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state; provided, however, that the rights, obligations and duties of the Rights Agent shall be governed by, and construed in accordance with, the State of New York.
5. Severability. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.
6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together constitute but one and the same instrument.
7. Miscellaneous. All capitalized terms in this Amendment, unless otherwise defined herein, shall have meaning ascribed to them in the Rights Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Amended and Restated Rights Agreement to be duly executed, as of the date first set forth above.

AMERISOURCEBERGEN CORPORATION
By:	/s/ John G. Chou
	Name:	John G. Chou
	Title:	Senior Vice President, General Counsel & Secretary

THE BANK OF NEW YORK MELLON as Rights Agent
By:	/s/ Oreste Casciaro
	Name:	Oreste Casciaro
	Title:	Vice President

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